Exhibit 99.1
Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Declares Quarterly Cash Dividend

SANTA CLARA, Calif., March 23, 2017 – Intel Corporation's board of directors has declared a quarterly dividend of $0.2725 cents per share ($1.09 per share on an annual basis) on the company's common stock. This represents a dividend increase of five percent on an annualized basis. The dividend will be payable on June 1, 2017 to stockholders of record on May 7, 2017.

About Intel

Intel (NASDAQ: INTC) expands the boundaries of technology to make the most amazing experiences possible. Information about Intel can be found at newsroom.intel.com and intel.com.

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CONTACTS:	Trey Campbell	Cara Walker
	Investor Relations	Media Relations
	512-362-4027	503-696-0831
	trey.s.campbell@intel.com	cara.walker@intel.com